May 2, 2008

China BAK Battery, Inc. BAK Industrial Park, No. 1 BAK Street Kuichong Town, Longgang District Shenzhen, 518119 People’s Republic of China

Re:	Registration Statement on Form S-3 (the “Registration Statement”), as amended from time to time, of China BAK Battery, Inc.

Ladies and Gentlemen:

We have served as special United States securities counsel to China BAK Battery Inc., a Nevada corporation (the “Corporation”), in connection with the preparation and filing with the United States Securities and Exchange Commission of the Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by the selling stockholders named therein of a total of 3,500,000 shares (the “Shares”) of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), which Shares are issued and outstanding.

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act for filing as Exhibit 5.1 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Corporation’s Articles of Incorporation, as amended to date, the Corporation’s Bylaws, as amended to date, copies of the stock purchase and subscription agreements and other documents pursuant to which the selling stockholders acquired the Shares, certificates evidencing the Shares, and minutes and resolutions of the Corporation’s Board of Directors. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Corporation.

May 2, 2008

Based upon the foregoing, it is our opinion that the Shares are validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Nevada General Corporation Law, and we express no opinion concerning the law of any other jurisdiction. This opinion is limited to the law in effect and the facts in existence as of the date of this letter. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion expressed herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Thelen Reid Brown Raysman & Steiner LLP

Thelen Reid Brown Raysman & Steiner LLP